Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

F5 Networks Announces CFO Plans to Resign

Company reaffirms guidance for third quarter of fiscal 2005

SEATTLE, WA—June 13, 2005—F5 Networks announced today that Steve Coburn, senior vice president of Finance and chief financial officer, plans to resign from the company in the fourth quarter of fiscal 2005. Coburn, who joined the company in June 2001, said his decision was based on personal considerations and that he has no immediate plans to seek other employment.

“When I took on my responsibilities as F5’s CFO in the summer of 2001 it was a challenging time for the company,” Coburn said. “During the subsequent four years, I’ve had the privilege of working with an exceptional executive team that has succeeded in building a highly effective business model and has put the company on a solid growth track. Among the accomplishments I am personally proud of is developing a strong and flexible Finance organization with the talent, expertise and discipline necessary to manage the financial aspects of the business and support the company’s continued growth. Having done that, I believe it’s an opportune time for me to begin a transition I’ve contemplated for some time.”

Commenting on the many contributions Coburn has made to the F5 organization, president and chief executive officer John McAdam said those contributions went beyond his responsibilities as CFO. “In addition to Steve’s key role in building a solid financial foundation for the company, his oversight of human resources, information technology and investor relations has had a major impact on the company’s growth and in raising awareness of F5 in financial markets. Throughout his tenure, I’ve enjoyed working with Steve personally and professionally, and I will be sorry to see him go. At the same time, I’m confident that the organizations and processes Steve has put in place will make it easy to recruit a strong successor.”

With the announcement of Coburn’s planned departure, McAdam said he believed it was appropriate to set aside the company’s policy of not updating financial guidance for the current quarter. “Although we have three important weeks left in the third quarter, business to date is tracking with our expectations. As we expected, sales in Japan are experiencing seasonal weakness, reflecting the first quarter of Japan’s fiscal year, and will be down sequentially from the prior quarter. Also as expected, we have seen strong results in North America, Europe and Asia-Pacific. As a result, we are reaffirming the revenue and earnings guidance we provided in our second quarter earnings release and conference call on April 20. ”

On April 20, the company set a third quarter revenue target of $70 million to $72 million, with an earnings target of $0.33 to $0.34 per diluted share.

“Looking out a bit further,” McAdam added, “we continue to see our pipeline of business strengthening as we move toward Q4.”

Conference Call
John McAdam and Steve Coburn will hold a conference call today, Monday, June 13, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the information contained in this release. Call in numbers: 1-800-619-0355 (US and Canada) and 210-234-0001 (international); conference passcode: F5 Networks. To listen to the webcast, go to http://www.f5.com/f5/ir/calendar.html.

About F5 Networks
F5 enables organizations to successfully deliver business-critical applications and gives them the greatest level of agility to stay ahead of growing business demands. As the pioneer and global leader in Application Traffic Management, F5 continues to lead the industry by driving more intelligence into the network to deliver advanced application agility. F5 products ensure the secure and optimized delivery of applications to any user — anywhere. Through its flexible and cohesive architecture, F5 delivers unmatched value by dramatically improving the way organizations serve their employees, customers and constituents, while lowering operational costs. The company is headquartered in Seattle, Washington with offices worldwide. For more information go to www.f5.com.

Forward Looking Statements
Statements in this press release concerning revenue and earnings targets for the third quarter of fiscal 2005 and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: customer acceptance of our new traffic management and security offerings, the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets and the unpredictability of F5’s sales cycle, including the completion of sales within a given financial period. F5 has no duty to update any guidance provided or other matters discussed in this press release. More information about potential risk factors that could affect F5’s business and financial results is included in the Company’s annual report on Form 10K for the fiscal year ended September 30, 2004, and other public filings with the Securities and Exchange Commission.

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